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                        CHALLENGER INVESTMENT FUND, INC.
                              ARTICLES OF AMENDMENT

     Challenger Investment Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST:    The charter of the Corporation is hereby amended by striking
Article I of the Articles of Incorporation, as heretofore amended, and inserting in lieu thereof the following:

                                   ARTICLE  I

     The name of the corporation is FARM BUREAU GROWTH FUND, INC., (hereinafter called the "corporation").

     SECOND:   The board of directors of the Corporation on April 6, 1978 duly adopted a resolution in which was set forth the foregoing amendment to the charter, declaring that the said amendment of the charter as proposed was advisable and directing that it be submitted for action thereon by the shareholders of the Corporation at the annual meeting to be held on June 13, 1978.

     THIRD:    Notice setting forth the said amendment of the charter and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given, as required by law, to all stockholders entitled to vote thereon. The amendment of the charter of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at said meeting by the affirmative vote of a majority of all the votes entitled to be cast thereon.

     FOURTH:   The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

     FIFTH:    The articles of amendment shall become effective on the 31st day of July, 1978.

     IN WITNESS WHEREOF, Challenger Investment Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on June 30, 1978.

                                   CHALLENGER INVESTMENT FUND, INC.


                                   By:
                                      -----------------------------------------
                                      Dean R. Kleckner,  President


WITNESS:



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Edward F. Seitzinger
Assistant Secretary


     THE UNDERSIGNED, President of Challenger Investment Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.




                                   --------------------------------------------
                                   Dean R. Kleckner